Exhibit 99.1

                      WAUSAU-MOSINEE PAPER CORPORATION
                      ANNOUNCES FIRST-QUARTER EARNINGS


 MOSINEE, WI...April 21, 2003...Wausau-Mosinee Paper Corporation (NYSE:WMO) today announced first-quarter earnings of $1.3 million, or $.03 per share, compared with $3.4 million, or $.07 per share, during the first quarter of 2002. Reduced earnings were primarily caused by sharp increases in energy, market pulp, and wastepaper prices. Net sales increased 6 percent to $239.8 million, from $225.9 million last year, as shipments were up in all three business segments.

 "Though far from satisfied with our first-quarter earnings, we are pleased that the market share gains and bottom-line benefits achieved through our internal initiatives were able to offset much of the higher energy and fiber costs during the quarter," said Thomas J. Howatt, president and chief executive officer. "Revenues from products developed within the past three years accounted for 36 percent of first-quarter net sales, exceeding our goal of 25 percent; improvement in operating efficiencies exceeded 1.5 percent; and cost reduction efforts continued to pay meaningful benefits. Unfortunately, natural gas and fuel oil costs increased a combined $6.6 million compared with last year, and market pulp and wastepaper costs rose $4.8 million. Together, these increases reduced net earnings by $0.14 per share at a time when weak market conditions have virtually eliminated the ability to recover higher costs."

 The Specialty Paper Group's operating profit was $1.5 million for the first quarter of 2003 compared with a loss of $.9 million during 2002. Shipments increased 11 percent compared with the year-ago period. "These improvements reflect the Specialty Paper Group's growing ability to identify profitable market opportunities such as new food-packaging products, while significantly reducing controllable costs," Mr. Howatt stated. "Most notably, the Group achieved its third consecutive quarter of profitability despite continued sluggish demand."

 The Printing & Writing Group, which was most significantly affected by increased energy and market pulp costs, reported first-quarter operating profits of $1.5 million compared with $6.8 million last year. "Shipments of our higher-margin premium papers and consumer products increased 6 percent and 19 percent, respectively, compared with the prior-year period, but cost increases masked the benefits of these significant gains in product mix," Mr. Howatt said. Total Printing & Writing shipments increased 2 percent during the quarter compared with 2002.

 The Towel & Tissue Group posted first-quarter operating profits of $4.0 million compared with $5.6 million last year, as a 3 percent increase in shipments only partially offset higher wastepaper and energy costs. "Despite competitive business conditions during the quarter, the Towel & Tissue Group increased sales of higher-margin products at a rate well above market growth levels, which positions the Group for improved results in the future," commented Mr. Howatt.

 Commenting on second-quarter business conditions, Mr. Howatt said, "Overall economic weakness continues to affect demand for most of the Company's products, while natural gas costs remain well above historical levels, and market pulp costs continue to be high relative to paper prices. With little opportunity to recover increased costs, we expect second-quarter earnings to fall well short of prior-year levels of $.11 per share, but to exceed our first-quarter results of $.03 per share. Although fully aware of these short-term pressures, we will continue to focus on long-term growth in market share and improved profitability through new-product development, cost-effective operations, and benchmark service to our customers."

 Wausau-Mosinee's first-quarter conference call is scheduled for 11:00 a.m.
 (EDT) on Tuesday, April 22, and can be accessed through the Company's Web site at www.wausaumosinee.com under "Investor Information." A replay of the Webcast will be available on the same site through April 30.

 Wausau-Mosinee Paper Corporation produces fine printing and writing papers, technical specialty papers, and "away-from-home" towel and tissue products.

 Safe Harbor under the Private Securities Litigation Reform Act of 1995:
 The matters discussed in this news release concerning the Company's future performance or anticipated financial results are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described in Item 1 of the Company's Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
                              (tables follow)

                      WAUSAU-MOSINEE PAPER CORPORATION
               INTERIM REPORT - QUARTER ENDED MARCH 31, 2003


 (in thousands, except share amounts)                      Three Months
 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)            ENDED MARCH 31,
                                                         2003         2002
 Net Sales                                           $239,826    $225,928
 Cost of Sales                                        218,947     200,600
   Gross Profit                                        20,879      25,328
 Selling & Administrative Expense                      16,244      17,072
   Operating Profit                                     4,635       8,256
 Interest Expense                                      (2,501)     (2,763)
 Other Income/(Expense), Net                              (14)        (55)
   Earnings before Income Taxes                         2,120       5,438
 Provision for Income Taxes                               785       2,010
   Net Earnings                                     $   1,335   $   3,428

   Net Earnings Per Share (Basic & Diluted)             $0.03       $0.07
   Weighted Average Shares Outstanding             51,536,891  51,515,064

 CONDENSED CONSOLIDATED BALANCE SHEETS (NOTE 1)       March 31,  December 31,
                                                         2003       2002
 Current Assets                                       $250,124     $240,398
 Property, Plant & Equipment, Net                      590,994      597,979
 Other Assets                                           38,573       35,380
   Total Assets                                       $879,691     $873,757

 Current Liabilities                                  $124,589     $122,000
 Long-term Debt                                        165,612      162,763
 Other Liabilities                                     232,207      233,046
 Stockholders' Equity                                  357,283      355,948
   Total Liabilities & Stockholders' Equity           $879,691     $873,757

 CONDENSED CONSOLIDATED STATEMENTS                            Three Months
        OF CASH FLOW (UNAUDITED)                             ENDED MARCH 31,
                                                           2003           2002
 Cash Provided/(Used) by Operating Activities            $14,508        ($1,498)
 Capital Expenditures                                     (4,669)        (6,881)
 Acquisition of Business                                  (8,413)             0
 Borrowings Under Credit Agreements                        3,030         13,039
 Dividends Paid                                           (4,381)        (4,378)
 Stock Options Exercised                                       0            324
   Net Increase in Cash                                $      75        $   606

 Note 1 - Balance sheet amounts at March 31, 2003 are unaudited. The December 31, 2002 amounts are derived from audited financial statements.

 Note 2 - Effective March 3, 2003, the Company acquired certain assets of a laminated papers producer. The acquisition is being accounted for as a purchase business combination and, accordingly, the purchase price has been allocated using the fair values of the acquired receivables, inventory, machinery and equipment, and identifiable intangible assets. No goodwill was recorded as a result of this acquisition.

 Note 3 - Interim Segment Information
          The Company's operations are classified into three principal reportable segments: the Printing & Writing Group, the Specialty Paper Group, and the Towel & Tissue Group, each providing different products. Separate management of each segment is required because each business unit is subject to different marketing, production and technology strategies. The Printing & Writing Group produces a broad line of premium printing and writing grades at manufacturing facilities in Brokaw, Wisconsin; and Groveton, New Hampshire. The Printing & Writing Group also includes two converting facilities that produce laminated roll wrap and related specialty finishing and packaging products, and a converting facility that converts printing and writing grades. The Specialty Paper Group produces specialty papers at its manufacturing facilities in Rhinelander, Wisconsin; Mosinee, Wisconsin; and Jay, Maine. The Towel & Tissue Group produces a complete line of towel and tissue products that are marketed along with soap and dispensing systems for the "away-from-home" market. The Towel & Tissue Group operates a paper mill in Middletown, Ohio, and a converting facility in Harrodsburg, Kentucky.

          Sales, operating profit, and asset information by segment is as follows:

       (in thousands, except ton data)              March 31, December 31,
                                                       2003       2002
       Segment Assets (Note 1)
           Printing & Writing                       $297,315    $284,652
           Specialty Paper                           347,083     347,380
           Towel & Tissue                            171,804     170,854
           Corporate & Unallocated*                   63,489      70,871
                                                    $879,691    $873,757
</TABLE

                                                                   Three Months
                                                                   Ended March 31,
                                                                 2003          2002
       Net Sales External Customers (unaudited)
           Printing & Writing                                  $  98,377  $  96,307
           Specialty Paper                                        92,458     82,920
           Towel & Tissue                                         48,991     46,701
                                                                $239,826   $225,928
       Net Sales - Intersegment (unaudited)
           Printing & Writing                                     $1,478     $1,844
           Specialty Paper                                             0         83
           Towel & Tissue                                              0          0
                                                                  $1,478     $1,927

       Operating Profit (Loss) (unaudited)
           Printing & Writing                                     $1,486     $6,804
           Specialty Paper                                         1,512       (930)
           Towel & Tissue                                          4,031      5,558
       Total Reportable Segment Operating Profit                   7,029     11,432
           Corporate & Eliminations                               (2,394)    (3,176)
           Interest Expense                                       (2,501)    (2,763)
           Other Income/(Expense), Net                               (14)       (55)
                Earnings before Income Taxes                      $2,120     $5,438

       Depreciation, Depletion and Amortization (unaudited)
           Printing & Writing                                   $  4,158   $  4,167
           Specialty Paper                                         6,122      6,319
           Towel & Tissue                                          4,582      4,481
           Corporate and unallocated                                 183        229
                                                                 $15,045    $15,196
       Tons Sold (unaudited)
           Printing & Writing                                     88,731     87,069
           Specialty Paper                                        87,675     78,685
           Towel & Tissue                                         34,350     33,369
                                                                 210,756    199,123

 *Segment assets do not include intersegment accounts receivable, cash, deferred tax assets and certain other assets which are not identifiable with the segments.